UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Shenandoah Telecommunications Company

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SHENANDOAH TELECOMMUNICATIONS COMPANY

500 Shentel Way

Edinburg, Virginia 22824

______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 20, 2021

______________________________

To our shareholders:

Notice is hereby given that the 2021 annual meeting of shareholders of Shenandoah Telecommunications Company will be held via a live webcast on Tuesday, April 20, 2021, at 11:00 a.m., Eastern Standard Time for the following purposes:

1.	to consider and vote upon a proposal to elect three directors of the Company to the Board of Directors of the Company (the “Board”) for a term expiring at the annual meeting of shareholders in the year 2024;

2.	to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2021;

3.	to consider and approve, in a non-binding vote, the Company’s named executive officer compensation; and

4.	to consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 24, 2021 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The meeting will be held via live webcast for the second consecutive year in light of public health concerns regarding the coronavirus (COVID-19) pandemic. All shareholders are cordially invited to attend this meeting safely and virtually. The Annual Meeting will be accessible at www.virtualshareholdermeeting.com/SHEN2021. To vote or ask questions during the webcast, you must enter the control number found on your proxy card and follow the instructions available on the Annual Meeting website. If you cannot locate your control number, you will still be able to view the webcast and listen to the Annual Meeting as a guest by logging in as a guest on www.virtualshareholdermeeting.com/SHEN2021.

Shareholders who wish to submit questions may do so in writing in advance of the Annual Meeting on our pre-meeting forum at www.proxyvote.com using their control number. Questions submitted in advance will be accepted beginning on April 6, 2021 until noon on April 19, 2021. There will also be an opportunity to submit questions during the meeting during the live Q&A portion. Information about how to submit questions during the meeting and other details regarding how to participate in the Annual Meeting are more fully described at www.virtualshareholdermeeting.com/SHEN2021.

We have elected to furnish certain proxy materials to our shareholders electronically, so that we can both provide our shareholders with the information they need and also reduce our costs of printing and delivery and reduce the environmental impact of our annual meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting webcast, your shares should be represented and voted. Please promptly vote your proxy. You may vote online at www.proxyvote.com where you will need to enter the control number provided in the proxy materials, and then follow the instructions provided. Submitting the proxy online, by telephone or by mail, before the annual meeting will not preclude you from voting during the live webcast at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Raymond B. Ostroski
Secretary

Dated: March 5, 2021

Important notice regarding the availability of proxy materials for the 2021 annual meeting of shareholders to be held on April 20, 2021: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available electronically at www.proxyvote.com

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	1
GENERAL INFORMATION	4
SECURITY OWNERSHIP	7
PROPOSAL NO. 1	9
BOARD AND BOARD COMMITTEE MATTERS	10
Information About Nominees and Continuing Directors	10
Director Independence	12
Shareholder Communications with the Board of Directors	12
Meetings of the Board of Directors	12
Committees of the Board of Directors	12
Leadership Structure	13
Board Size and Diversity	13
Board and Committee Self-Evaluations	14
Role of the Board of Directors in Risk Oversight	14
Director Compensation	15
CORPORATE SOCIAL AND ENVIRONMENTAL RESPONSIBILITY	9
EXECUTIVE COMPENSATION	18
Compensation Discussion and Analysis	18
Base Salaries	19
Annual Incentive Bonuses	20
Long-Term Equity-Based Compensation	20
Retirement Compensation	23
Summary Compensation Table	23
Grants of Plan-Based Awards	24
Outstanding Equity Awards at Fiscal Year-End	26
Option Exercises and Stock Vested	26
Nonqualified Deferred Compensation	27
Severance Arrangements with our Named Executive Officers	27
Potential Payments Upon Termination or Change in Control	28
Stock Ownership Guidelines and Anti-Hedging Policy	31
Pay Ratio Disclosure	32
Compensation Committee Report	32
Compensation Committee Interlocks and Insider Participation	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
PROPOSAL NO. 2	33
Pre-Approval of Audit and Permissible Non-Audit Services	33
REPORT OF THE AUDIT COMMITTEE	34
REVIEW OF INTERNAL CONTROL OVER FINANCIAL REPORTING	35
PROPOSAL NO. 3	38
SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING OF 2022	39
OTHER MATTERS	39

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in the accompanying proxy statement, but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted upon at the 2021 annual meeting of shareholders and our fiscal year 2020 performance, please review the entire proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We use the terms “Shentel,” the “Company,” “we,” “our” and “us” in this summary to refer to Shenandoah Telecommunications Company.

Annual Meeting

Date:	April 20, 2021
Time:	11:00 a.m. (Eastern time)
Location:	www.virtualshareholdermeeting.com/SHEN2021
Record Date:	Shareholders of record at the close of business on February 24, 2021

Voting Matters

Proposals		Required Approval	Board Recommendation	Page Reference
1.	Election of directors	Majority of Votes Cast for Each Nominee	FOR each nominee	9
2.	Ratification of auditors	Majority of Votes Cast	FOR	33
3.	Advisory vote to approve executive compensation	Majority of Votes Cast	FOR	38

Corporate Governance Highlights

Shentel is committed to strong corporate governance practices and policies, which promote both the long-term interests of our shareholders and the accountability of the Board of Directors and management. The following table summarizes certain of our corporate governance practices and policies:

Majority voting for director elections	Active shareholder engagement
Independent directors regularly meet without management present	Policies prohibiting hedging of Company shares
Board regularly assesses its performance through board and committee self-evaluations	Board is 87.5% independent (CEO is only management director) and 25% female
Board committees consist solely of independent directors	No poison pill
Robust stock ownership guidelines

We value an open and active dialogue with our shareholders and we believe that regular communication with our shareholders is vital to our long-term success. We strive to foster strong shareholder relationships that lead to a mutual understanding of issues and approaches. During 2020, members of our management team found new ways to safely meet and communicate with many of our shareholders to ensure that we fully understand our shareholders’ concerns with respect to governance and compensation-related matters.

Board of Directors

The following table contains information about each member of the Board of Directors of Shentel, including the three incumbent directors —Thomas A. Becket, Richard L. Koontz, Jr., and Leigh Ann Schultz — whose terms are set to expire at the 2021 annual meeting of shareholders and have been nominated for reelection to the Board to serve three-year terms expiring at the annual meeting of shareholders in 2024.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Financial Expert	Audit	Compensation	Nominating & Corporate Governance
Thomas A. Beckett	53	2018	SVP, GC and Secretary of American Public Education, Inc.	—	—	—
Tracy Fitzsimmons	54	2005	President of Shenandoah University	—	—
John W. Flora	66	2008	Attorney and Shareholder of Flora Pettit PC	—	—		—
Christopher E. French	63	1996	President and CEO of Shentel	—	—	—	—
Richard L. Koontz, Jr.	63	2006	Vice President of Holtzman Oil Corporation	—	—		—
Dale S. Lam	58	2004	President of Strategent Financial, LLC			—
Kenneth L. Quaglio	62	2017	CEO and President of Celerity IT, LLC			—	—
Leigh Ann Schultz	47	2016	CFO of Harvest Host Inc.			—	—

Member	Chairperson	Financial Expert

2020 Executive Compensation (see page 18)

Compensation decisions regarding executive compensation are made by the Compensation Committee or, with respect to the Company’s Chief Executive Officer or Chief Operating Officer, the Board of Directors. The Compensation Committee believes that a sensibly-structured, incentive-aligning compensation program is critical to the creation of long-term stockholder value. The following table summarizes certain highlights of our compensation practices:

What We Do:	What We Don’t Do:
Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics and share price	Do NOT provide tax gross-ups in any circumstance
Retain an independent compensation consultant	Do NOT provide excessive perquisites for executives
Require compliance with stock ownership guidelines for directors and executive officers	Do NOT provide guaranteed bonuses
Place caps on incentive award opportunities	Do NOT provide discount stock options or stock appreciation rights
Maintain a clawback policy	Do NOT pay dividends on performance units prior to vesting
Prohibit hedging of Company shares and option trading	Do NOT permit unapproved pledging of our common stock
Do NOT add back to our equity compensation plan reserves any shares tendered as payment for shares withheld for taxes

At the 2018, 2019 and 2020 annual meetings of shareholders, approximately 92%, 99% and 98% of votes cast in the annual “say-on-pay” vote, respectively, were in favor of the compensation of the Company’s named executive officers. In light of this strong support, the Compensation Committee decided to maintain the core design of our compensation program for 2020 and 2021.

Corporate Social Responsibility

Shentel is committed to growing its business in a sustainable and socially responsible manner, and our Board of Directors and management team are committed to Shentel’s vision to make a positive difference in the communities we serve. This commitment is supported at all levels of the Company. Through our actions, our goal is to make a positive difference in the communities we serve through our dedication to providing high quality and reliable services, our sincere commitment to being a good employer, our efforts to minimize our impact on the environment, our ongoing engagement and support for the communities where we operate and our unwavering and strict adherence to the highest ethical standards.

SHENANDOAH TELECOMMUNICATIONS COMPANY

500 Shentel Way

Edinburg, Virginia 22824

Annual Meeting of Shareholders

April 20, 2021

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Shenandoah Telecommunications Company for use at Shenandoah Telecommunications Company’s 2021 annual meeting of shareholders to be held via live webcast on Tuesday, April 20, 2021, at 11:00 a.m. Eastern Standard Time on www.virtualshareholdermeeting.com/SHEN2021. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by electronic delivery, officers and other employees of the Company may solicit proxies by personal interview, telephone and e-mail. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

A list of shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting and during the meeting. The list will be available by following the instructions on www.virtualshareholdermeeting.com/SHEN2021.

This proxy statement is first being delivered to the Company’s shareholders on or about March 5, 2021. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing certain proxy materials (Proxy Statement, Proxy Card, Annual Report on Form 10-K) and letter to shareholders by providing access to these materials electronically on the Internet. As such, we are not mailing a printed copy of these proxy materials to each shareholder of record or beneficial owner, and our shareholders will not receive printed copies of these proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge. We are delivering a Notice of Meeting and a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders on or about March 5, 2021. The Notice of Internet Availability is in lieu of mailing the printed proxy materials, and contains instructions for our shareholders as to how they may: (1) access and review our proxy materials on the Internet; (2) submit their proxy; and (3) request printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing proxy materials electronically will enable us to save costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings. A request to receive proxy materials in printed form will remain in effect until such time as the shareholder elects to terminate it.

Voting and Revocability of Proxies

Shares of the Company’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted FOR: (1) the election of the three director nominees to the Company’s Board of Directors for a term expiring in 2024; (2) auditor ratification; and (3) the approval, in a non-binding vote, of the Company’s named executive officer compensation. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the proxy will vote on such matter in their own discretion.

A shareholder executing a proxy may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke the shareholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

Voting Procedure

Record Date. All holders of record of the common stock at the close of business on February 24, 2021, will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder. As of February 24, 2021, there were 49,932,051 shares of common stock outstanding.

Quorum. A majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, virtually present or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions (which occur when a shareholder chooses to abstain from voting on any or all proposals) and any broker non-votes (which are described below) will be counted for purposes of determining the presence of a quorum at the annual meeting but will have no effect on the outcome of the proposals presented in this proxy statement as discussed below.

When broker-dealers who hold their customers’ shares in street name do not receive specific voting instructions from their customers, the broker-dealers may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on “routine” proposals, which under such rules typically include the ratification of auditors, but cannot vote on “non-routine” matters. A “broker non-vote” occurs with respect to any non-routine proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares. The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021 (Proposal No. 2) is considered a routine matter under applicable rules, and no broker non-votes will occur in connection with this proposal. The election of directors (Proposal No. 1) and the approval of the Company’s named executive officer compensation (Proposal No. 3) are considered non-routine matters under applicable rules, and therefore broker non-votes may exist in connection with these proposals.

Approval Standards. The shareholder vote required to approve each proposal is set forth below.

•	The election of directors (Proposal No. 1) requires the affirmative vote of a majority of the votes cast for the election of directors. This means that a director nominee must receive more votes cast “for” than “against” his or her election in order to be elected.
•	The proposal to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2021 (Proposal No. 2) requires the affirmative vote of a majority of the votes cast and will be approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against” the proposal.
•	The proposal to approve, in a non-binding vote, the Company’s named executive officer compensation (Proposal No. 3) requires the affirmative vote of a majority of the votes cast and will be approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against” the proposal.

With respect to each of the proposals presented in this proxy statement, abstentions and broker non-votes will have no effect on the outcome of the proposals because they are not considered “votes cast” under the majority-of-votes-cast voting standard.

Annual Report on Form 10-K

The Company is required to file an Annual Report on Form 10-K for the year ended December 31, 2020 with the SEC. Shareholders may obtain, free of charge, an additional copy of the 2020 Annual Report on Form 10-K, without exhibits, by following the instructions in the Notice of Internet Availability or by writing to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Shareholder Services. The Annual Report on Form 10-K is also available through the Company’s website at www.shentel.com. The Annual Report on Form 10-K and letter to shareholders are not part of the proxy-soliciting materials.

Important Notice Regarding Delivery of Shareholder Documents

The Company has taken advantage of the “householding” rules of the SEC. For shareholders requesting to receive our Notice of Internet Availability or a full paper set of our proxy materials in printed form, the householding rules permit the delivery of one set of the printed proxy materials to shareholders who have the same address to conserve resources and achieve the benefit of reduced printing and mailing costs. If you wish to receive an additional copy of our Annual Report on Form 10-K, this proxy statement, or the letter to shareholders, you may follow the instructions on the Notice of Internet Availability or make a written request to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Shareholder Services, or call us at 540-984-5200. If you are receiving multiple copies of our Annual Report on Form 10-K, proxy statement or letter to shareholders and would like to receive only one copy per household in the future, or are receiving one copy and would like to receive separate copies, you can request householding or electronic delivery by contacting Shareholder Services in the same manner.

SECURITY OWNERSHIP

Management Ownership of Common Stock

The following table presents, as of February 24, 2021, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by the following persons:

•	each director and each nominee to the Board of Directors;

•	each executive officer of the Company named in the summary compensation table under the “Executive Compensation” section of this proxy statement; and

•	all directors and executive officers of the Company as a group.

As of February 24, 2021, there were 49,932,051 shares of common stock outstanding.

The information presented below regarding beneficial ownership of the Company’s common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be the beneficial owner of any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner (Directors, Nominees and Executive Officers)	Amount and Nature of Beneficial Ownership		Percent of Class (%)
Thomas A. Beckett	3,141		*
Tracy Fitzsimmons	21,721		*
John W. Flora	23,838		*
Christopher E. French	1,818,616	(a)	3.64
Richard L. Koontz, Jr.	30,507	(b)	*
Dale S. Lam	27,600		*
Kenneth L. Quaglio	6,004		*
Leigh Ann Schultz	6,475	(c)	*
David L. Heimbach	4,627		*
James J. Volk	2,343		*
William L. Pirtle	52,771	(d)	*
Edward H. McKay	37,126	(e)	*

All directors, nominees and executive officers as a group (16 persons)	2,064,712	(f)	4.13
*Less than 1%.

The percentage of beneficial ownership as to any person as of February 24, 2021, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of February 24, 2021, plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

(a)	The shares of common stock shown as beneficially owned by Mr. French include 64,296 shares of common stock owned by his wife, 37,272 shares owned by one of his adult children, 854,945 shares owned of record by seven trusts for the benefit of Mr. French’s family members for which Mr. French serves as trustee, and 345,000 shares of common stock owned of record by a trust for the benefit of his family members for which one of his adult children serves as trustee. Mr. French disclaims beneficial ownership of the shares owned of record by spouse, his child and the trust for which his child serves as trustee. Of the shares shown as beneficially owned by Mr. French, 23,000 shares are pledged as security for personal indebtedness.

(b)	The shares of common stock shown as beneficially owned by Mr. Koontz include 52 shares owned of record by his son. Mr. Koontz disclaims beneficial ownership of such shares.
(c)	The shares of common stock shown as beneficially owned by Ms. Schultz include 38 shares owned of record by her spouse. Ms. Schultz disclaims beneficial ownership of such shares.
(d)	The shares of common stock shown as beneficially owned by Mr. Pirtle include options exercisable within 60 days of February 24, 2021 to purchase 6,792 shares of common stock.
(e)	The shares of common stock shown as beneficially owned by Mr. McKay include options exercisable within 60 days of February 24, 2021 to purchase 8,082 shares of common stock.
(f)	The shares of common stock shown as beneficially owned by all directors, nominees and executive officers as a group include options exercisable within 60 days of February 24, 2021 to purchase 14,874 shares of common stock.

Principal Shareholders

The following table presents, as of February 24, 2021, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by each person known to the Company to be the beneficial owner of more than 5% of the common stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,737,351	15.50

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	5,051,903	10.12

The shares of common stock shown as beneficially owned by BlackRock, Inc. were reported on Schedule 13G/A filed with the SEC on January 25, 2021. BlackRock, Inc. reported sole power to vote 7,671,072 shares and sole power to dispose of all 7,737,351 shares shown.

The shares of common stock shown as beneficially owned by The Vanguard Group, Inc. were reported on Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group, Inc. reported sole voting power of 0 shares, shared voting power of 110,768 shares, sole dispositive power of 4,901,968 shares, and shared dispositive power of 149,935 shares.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election as Directors for Terms Expiring in 2024

The Company’s articles of incorporation provide that the Board of Directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in 2022 and at the annual meeting of shareholders in 2023, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

Thomas A. Beckett; Richard L. Koontz, Jr.; and Leigh Ann Schultz have been nominated for election to the class with a three-year term that will expire at the annual meeting of shareholders in 2024. Mr. Beckett, Mr. Koontz, and Ms. Schultz are incumbent directors who have served on the Board of Directors since 2018, 2006 and 2016, respectively, whose terms are set to expire at this annual meeting. Biographical information regarding each of the nominees is available below under “Board and Board Committee Matters—Information About Nominees and Continuing Directors.”

Director Nomination Process

The Board of Directors has, by resolution, adopted a director nomination policy. The purpose of the nomination policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nomination policy is administered by the Nominating and Corporate Governance Committee of the Board of Directors.

The Nominating and Corporate Governance Committee takes a variety of factors into account in selecting candidates for nomination as directors, including the Company’s current needs and the qualities needed for Board service; experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; the candidate’s reputation, ethical character and maturity of judgment; the desirability of establishing a diversity of viewpoints, backgrounds and experiences among Board members; the candidate’s independence under SEC and Nasdaq listing rules; the candidate’s service on other Boards of Directors; the absence of conflicts of interest that might impede the proper performance of the candidate’s responsibilities as a director; the candidate’s ability to devote sufficient time to Board matters; and the candidate’s ability to work effectively and collegially with other Board members. The Committee does not give particular weight to any one factor, but instead considers how the attributes of a candidate or nominee would enhance the Board’s overall qualifications and effectiveness. In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will review such director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during the term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. The effectiveness of the Nominating and Corporate Governance Committee’s candidate selection criteria is assessed through the Committee’s annual review of policies regarding Board and committee membership.

The Nominating and Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider any written recommendations of director candidates by shareholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of shareholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

The nomination policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nomination process. The Nominating and Corporate Governance Committee intends to review the nomination policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the nomination policy at any time, in which case the most current version will be available on the Company’s website at www.shentel.com.

Approval of Nominees

Approval of the nominees requires the affirmative vote of a majority of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board of Directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

BOARD AND BOARD COMMITTEE MATTERS

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Terms Expiring in 2024

Name	Age	Director Since
Thomas A. Beckett	53	2018
Richard L. Koontz, Jr.	63	2006
Leigh Ann Schultz	47	2016

Thomas A. Beckett has served as the Senior Vice President, General Counsel and Secretary of American Public Education, Inc. (APEI), a publicly-traded provider of online and on-campus postsecondary education headquartered in Charles Town, West Virginia since 2016. Mr. Beckett also serves as the General Counsel and Secretary of American Public University System, Inc. (APUS), a wholly owned subsidiary of APEI, and has held various other positions with APUS since joining the company in 2011. From 2007 to 2010, Mr. Beckett was the General Counsel and Chief Operating Officer of InnoZen, Inc. (now CURE Pharmaceutical) and HealthSport, Inc., pharmaceutical and dietary supplement technology companies located in California. Mr. Beckett also held various other leadership positions at these companies. Prior to this work, Mr. Beckett was an attorney at the international law firms King & Spalding LLP and Holland & Knight LLP. Mr. Beckett began his career as a banking officer with First Union National Bank. Mr. Beckett brings to the Board additional qualifications, including his significant experience providing advice and guidance to Boards of Directors and executive management, his expertise in corporate governance, and his experience as an executive officer of a public company.

Richard L. Koontz, Jr. has served as Vice President of Holtzman Oil Corporation, a supplier and distributor of petroleum products located in Mt. Jackson, Virginia, since 1988. Mr. Koontz brings to the Board additional qualifications, including his experience as a member of senior management of a successful regional business, with substantial budget authority and finance responsibilities, his community service through membership on the Shenandoah County Public Schools Board, and his knowledge of the Company’s extensive local shareholder base.

Leigh Ann Schultz is the CFO of Harvest Hosts Inc., a membership-based travel and recreation company; she has held this position since March of 2021. Ms. Schultz was previously the CFO of Streetsense, LLC, a strategy and design consultancy, from May 2017 to February 2021. From 2016 to May 2017, she was founder and CEO of Vintage Advisory, LLC, a strategic advisory firm supporting private equity firms with performance improvement, financial advisory and strategic planning support for their portfolio companies. From 2014 through 2016, she was Managing Director for MorganFranklin Consulting, a strategy and execution-focused business consulting firm.  Ms. Schultz brings to the Board additional qualifications including leadership roles in the telecommunications industry, service in the Division of Corporation Finance of the Securities and Exchange Commission, and public accounting experience with Ernst & Young.  Ms. Schultz is a National Association of Corporate Director Board Leadership Fellow.  Ms. Schultz also serves as an audit committee financial expert.

Directors Whose Terms Expire in 2022

Name	Age	Director Since
Christopher E. French	63	1996
Dale S. Lam	58	2004

Christopher E. French has served as President and Chief Executive Officer of the Company and its subsidiaries since 1988 and has served as Chairman of the Board of Directors since 1996. Prior to his appointment as President, he held a variety of positions with the Company, including Executive Vice President and Vice President - Network Service. Mr. French served on the Board of Directors of First National Corporation until May of 2018. Mr. French brings to the Board additional qualifications, including his engineering and business education, telecommunications industry experience, knowledge of and history with the Company, and public company knowledge, including knowledge gained from his past service as a director of First National Corporation. In addition, his substantial ownership of the Company’s common stock serves to align his interests with the Company’s shareholders.

Dale S. Lam has served as President of Strategent Financial, LLC, a financial advisory firm, since November 2008. Mr. Lam previously served as Chief Financial Officer and member of the Board of Directors of ComSonics, Inc., a cable television equipment manufacturer and repair operation headquartered in Harrisonburg, Virginia, from April 2001 through October 2008. He is also a Certified Public Accountant. Mr. Lam brings to the Board additional qualifications, including his industry knowledge gained through his prior employment in a business related to the telecommunications industry, his prior experience serving as a chief financial officer of a public company (WLR Foods, Inc. from 1997 to 2001), his financial education, and his work experience and qualification as a Certified Public Accountant. Mr. Lam also serves as an audit committee financial expert.

Directors Whose Terms Expire in 2023

Name	Age	Director Since
Tracy Fitzsimmons	54	2005
John W. Flora	66	2008
Kenneth L. Quaglio	62	2017

Tracy Fitzsimmons is President of Shenandoah University, located in Winchester, Virginia, a position she has held since July 2008. She previously served as Senior Vice President for Academic Affairs of Shenandoah University since October 2006 and Vice President of Academic Affairs from July 2002 to October 2006. Dr. Fitzsimmons received Ph.D. and M.A. degrees from Stanford University and a B.A. degree from Princeton University. Dr. Fitzsimmons brings to the Board additional qualifications, including her educational background, budgeting and financial experience with a large diverse educational organization, overall leadership experience and responsibilities as president of a university that offers undergraduate, masters and professional doctorate degrees and is considered a technology leader among higher education institutions.

John W. Flora has been an attorney-at-law since 1980, and currently is a shareholder of Flora Pettit PC in Harrisonburg, Virginia. Mr. Flora’s business and tax practice has ranged from serving as lead counsel of a publicly-held Fortune 500 company to representing private companies and their owners from business formation through succession. Mr. Flora brings to the Board additional qualifications, including his career as an attorney with a regional law firm and his substantial experience in advising public companies, as well as his experience in assisting businesses with a wide variety of legal and regulatory issues.

Kenneth L. Quaglio is currently CEO and President of Celerity IT, LLC, a business acceleration consulting group that specializes in developing digital business solutions, including mobile applications, which he joined in 2017. From 2014 through 2017, Mr. Quaglio was CEO and President of Siteworx, LLC, a leading digital marketing consultancy. From 2012 through 2014, Mr. Quaglio served as Chief Operating Officer of 3Pillar Global, Inc., a global software product development company. From 2009 through 2012 he was Partner/Principal, Advisory Services Performance Improvement for Ernst and Young, LLP. Mr. Quaglio brings to the Board additional qualifications, including his experience as a CEO, and his expertise in strategy, planning and execution, leadership and management, new business development, and technology services. Mr. Quaglio also serves as an audit committee financial expert.

Director Independence

The Board of Directors has determined that, with the exception of Christopher E. French, each of the directors and director nominees is an “independent director,” as that term is defined in Nasdaq Listing Rule 5605(a)(2).

Shareholder Communications with the Board of Directors

The Board of Directors welcomes communications from its shareholders, and has adopted a procedure for receiving and addressing those communications. Shareholders may send written communications to either the full Board of Directors or the non-management directors as a group by writing to the Board of Directors or the non-management directors at the following address: Board of Directors/Non-Management Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary. Communications by e-mail should be addressed to corpsec@shentel.net and marked “Attention: Corporate Secretary” in the “Subject” field. The secretary will review and forward all shareholder communications to the intended recipient, except for those shareholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable shareholder previously forwarded to the intended recipient.

Meetings of the Board of Directors

The Board of Directors held thirteen meetings during 2020. During 2020 each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which such director served. In addition, the independent directors, under the leadership of the Lead Independent Director, met without management present thirteen times during 2020.

All of the Company’s directors attended the Company’s annual meeting of shareholders in 2020, which was held virtually. The Board of Directors has adopted a policy that all directors should attend the annual meeting of shareholders.

Committees of the Board of Directors

The Board of Directors currently has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating and Corporate Governance Committee. Each committee has a written charter that is available on our website at www.shentel.com.

Audit Committee. The Audit Committee, which held ten meetings during 2020, consists of Ms. Schultz, who is the Chair, Mr. Lam and Mr. Quaglio. The Board of Directors has determined that each current Audit Committee member meets the independence requirements applicable to audit committee members under the Nasdaq listing rules and rules of the SEC. The Board of Directors has also determined that Ms. Schultz , Mr. Lam, and Mr. Quaglio are “audit committee financial experts,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and are independent of management. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent auditors; pre-approving all audit and non-audit services by the independent auditors; reviewing the scope of the audit plan and the results of each audit with management and the independent auditors; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; reviewing the performance of the Company’s internal audit department; reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC; and, providing oversight of the Company’s enterprise risk management process, including cybersecurity risk.

Compensation Committee. The Compensation Committee, which held four meetings during 2020, consists of Mr. Flora, who is the chair, Dr. Fitzsimmons and Mr. Koontz, all of whom meet the independence requirements prescribed by the Nasdaq listing rules. The Compensation Committee is responsible, among its other duties, for establishing compensation philosophy, considering and making recommendations to the Board of Directors concerning the salaries and incentive compensation awards for the top levels of management of the Company (including the Chief Executive Officer), considering and making recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, overseeing the Company’s handling of human capital management matters and related disclosures, overseeing the Company’s employee benefit and incentive plans (including the Company’s stock incentive plans) and for administering such plans, as well as overseeing the Company’s stock ownership guidelines for officers and directors.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which held three meetings during 2020, presently consists of Dr. Fitzsimmons, who is Chair, Mr. Beckett and Mr. Lam. The Board of Directors has determined each Nominating and Corporate Governance Committee member meets the independence requirements prescribed by the Nasdaq listing rules. The Committee is responsible for recommending candidates for election to the Board of Directors for approval and nomination by the Board of Directors. The Committee is also responsible for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance matters, including Board size, director independence and membership qualifications. In addition, the Committee is responsible for new director orientation; committee structure and membership; communications with shareholders; Board and committee self-evaluations; and exercising oversight with respect to the Company’s code of conduct, insider trading policy, corporate governance guidelines and other policies and procedures regarding adherence with legal requirements.

Leadership Structure

Leadership of the Board of Directors consists of two positions, the Board’s Chairman and the Board’s Lead Independent Director. Mr. French serves as Chairman and Dr. Fitzsimmons serves as Lead Independent Director.

The Company combines the roles of Chairman and Chief Executive Officer. The Board has given careful consideration to the merits of separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its shareholders are best served by having Mr. French serve as both Chairman of the Board of Directors and Chief Executive Officer. Mr. French’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans. Mr. French receives assistance with his Board and executive management responsibilities from the Lead Independent Director and the Chief Operating Officer, respectively. Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of the Company’s business and affairs. Such oversight is maintained through the composition of our Board, the strong leadership of our independent directors and Board committees, and our corporate governance structures and processes.

The Board of Directors is composed of independent, active and effective directors. Seven out of our current eight directors meet the independence requirements of the Nasdaq listing rules. Mr. French is the only member of executive management who is also a director.

The Board of Directors and its committees vigorously oversee the effectiveness of the Company’s policies and management’s decisions, including the execution of key strategic initiatives. Each of the Board’s committees is composed entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, including Mr. French’s compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. The Compensation Committee, together with the other independent directors, conducts an annual performance review of the Chief Executive Officer, assessing the Company’s financial and non-financial performance and the quality and effectiveness of Mr. French’s leadership.

The Board designated Dr. Fitzsimmons as Lead Independent Director in September 2016. The Lead Independent Director leads all meetings of independent directors, assists with ensuring the proper functioning of the Board such as maintaining the Board’s focus on strategic issues, and ensures appropriate participation in discussions and meetings by all Board members. In addition to their reliance upon the Lead Independent Director, the Board and each Board committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.

Board Size and Diversity

As set forth in the Company’s Corporate Governance Guidelines, the Board considers its present size of eight members to be appropriate; however, it may consider expanding or reducing its size if the Board determines a change is appropriate. The Nominating and Corporate Governance Committee periodically reviews the size of the Board and recommends any proposed changes to the Board.

We believe the Board is most effective when it embodies a diverse range of views, backgrounds and experience. Diversity is considered in the broadest sense, including, among other attributes, age, leadership, experience, skills, perspectives, and gender. While the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, the Nominating and Corporate Governance Committee considers diversity in its selection of nominees and proactively seeks diverse director candidates to ensure a representation of varied perspectives and experience in the boardroom.

We presently have two female directors which, given the size of our board, represents 25% of the full Board and 29% of the non-employee directors. The current Board members’ ages range from 47 to 66. In addition, the current Board members represent a broad range of skills and experience:

Based on the foregoing, the Nominating and Corporate Governance Committee concluded that our current Board members represent a broad range of viewpoints, backgrounds and relevant expertise that aligns with the Company’s long-term strategy.

Board and Committee Self-Evaluations

As set forth in the Company’s Corporate Governance Guidelines, the Board, led by the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to determine whether the Board and committees are functioning effectively. This process includes annual self-assessments by the full Board and each Board committee with performance criteria for each committee established on the basis of its charter as well as periodic performance evaluations of the directors at the direction of the Nominating and Corporate Governance Committee. The Board believes that this self-evaluation process is fundamental in supporting continued improvement through thoughtful and comprehensive discussions.

Role of the Board of Directors in Risk Oversight

The Board discharges its risk oversight primarily through its committees, each of which reports its activities to the Board. The Audit Committee has responsibility to monitor that the Company’s risk management process is followed. The additional risk oversight responsibilities of the committees include:

Audit Committee. The Audit Committee has primary responsibility for the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; the performance of the Company’s internal audit department; the performance of the third parties engaged to perform internal control testing to support management’s assessment of internal control; the annual independent audit of the Company’s financial statements, including the engagement of, and the evaluation of the qualifications, independence and performance of, the independent auditors; and the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures. As part of its duties, the Audit Committee discusses with management the Company’s risk management process, including cybersecurity risk, and the steps management has taken to monitor and control risk exposures. The Committee also reviews the Company’s risk assessment and risk management policies.

Compensation Committee. The Compensation Committee is responsible for exercising oversight with respect to potential compensation-related risks, including management’s assessment of risks related to employee compensation programs.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives periodic reports with respect to compliance with the Company’s Code of Business Conduct and Ethics, and acts upon any request by executive officers for waivers under the Code of Business Conduct and Ethics, Insider Trading Policy and Corporate Governance Guidelines. The Committee periodically reviews and assesses the adequacy of the Code of Business Conduct and Ethics, Insider Trading Policy and Corporate Governance Guidelines, and makes recommendations to the Board regarding any desirable revisions.

Director Compensation

The Board believes that director fees paid by the Company should be competitive with other similarly situated companies. During 2020, each director who is not an employee of the Company received a cash retainer fee of $5,000 per month. Members of the Audit, Compensation and Nominating and Corporate Governance Committees each received additional cash retainer fees of $625, $417 and $208 per month, respectively. Directors who served as committee chairs for the Audit, Compensation, and Nominating and Corporate Governance Committees, and the Lead Independent Director received additional monthly cash retainer fees of $1,041, $625, $417, and $1,417, respectively. It is the Company’s policy that directors will not receive per-meeting fees unless the number of committee meetings in any given year exceeds a preset number of committee meetings expected to be held during the year. If such a circumstance occurs, directors who are members of the Audit, Compensation and Nominating and Corporate Governance committees would be paid $1,071, $1,000 and $833, respectively, per additional meeting. Additional meeting fees were paid for three Audit Committee meetings during 2020. All directors’ fees are paid in arrears on a monthly basis. In addition to cash compensation, the Board may determine, from time to time, to award stock options or restricted stock as compensation to non-employee directors. On February 25, 2020, each non-employee director then serving on the Board was awarded a grant of 2,063 restricted stock units with a fair value of $48.47 per share. All of such shares vest fully on the first anniversary of the grant date.

In lieu of receiving their fees in cash, each director can elect to have some or all of his or her fees paid in unrestricted shares of the Company’s common stock, with such shares being issued to the director out of the shares reserved for issuance under the Company’s 2014 Equity Incentive Plan. The award of shares in lieu of cash uses the closing price as of the last trading day of the month for which the fees are being paid and the shares are held in book entry. Any cash in lieu of fractional shares resulting from the transfer of whole shares is paid out in accordance with the same methodology used in the Company’s Dividend Reinvestment Plan. A director’s election to receive shares in lieu of cash must have been made by July 1 of each year, and may only be changed on an annual basis.

All directors are reimbursed for the out-of-pocket expenses they incur in attending director education programs. Additionally, directors are reimbursed for documented mileage and other related expenses incurred for travel to and from Board and committee meetings.

The following table sets forth the compensation paid to the non-employee directors of the Company for their service in 2020.

2020 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)		Stock Awards ($)(a)	Total ($)
Thomas A Beckett	62,500	(b)	99,994	162,494
Tracy Fitzsimmons	89,500	(b)	99,994	189,494
John W. Flora	72,500		99,994	172,494
Richard L. Koontz, Jr.	65,000	(b)	99,994	164,994
Dale S. Lam	73,214		99,994	173,208
Kenneth L. Quaglio	70,714	(b)	99,994	170,708
Leigh Ann Schultz	83,214		99,994	183,208

(a)	On February 25, 2020, each then serving director was awarded a grant of 2,063 shares with a fair value of $48.47 per share. All the shares awarded in 2020 vested fully on February 25, 2021.
(b)	For 2020 service, Mr. Beckett, Dr. Fitzsimmons, Mr. Koontz, and Mr. Quaglio elected to receive $4,800, $12,500, $6,000, and $7,500, respectively, of his or her cash compensation in the form of unrestricted shares of common stock, which were valued at the closing price as of the last trading day of the service month.

CORPORATE SOCIAL AND ENVIRONMENTAL RESPONSIBILITY

Our Company.  The Board of Directors of Shentel recognizes the importance of our corporate responsibility and sustainability policies and practices and the need to provide effective oversight in these areas.  Shentel strives to make a positive difference in the communities we serve through our dedication to providing high quality and reliable services, our sincere commitment to being a good employer, our efforts to minimize our impact on the environment, our ongoing engagement and support for the communities where we operate and our unwavering and strict adherence to the highest ethical standards.

We specialize in providing state of the art services to rural and underserved markets, and our vision is to ensure that the communities we serve have access to the same level of telecommunications services as those found anywhere in the United States.  Our mission is to enrich the lives of the customers we serve with the highest quality telecommunications services by making investments in technology, using innovative thinking and delivering high-quality local customer service that makes using technology easy.

Our Communities.  Shentel is committed to developing partnerships with the communities we serve.   We seek to strengthen the communities where our customers, business partners and employees live and work through philanthropy, volunteerism and support of local community initiatives. Shentel strives to be a good neighbor and encourages our employees to do the same by volunteering time and talent to support causes. We support the philanthropic interests of our employees and empower them to be a positive influence in their community, including through our Summer Backpack program (our summer food service program for local children) and The Big Give during the holiday months. Shentel has a charitable contribution matching program, in which the Shentel Foundation matches employees’ charitable contributions dollar for dollar up to a specified amount to non-profit organizations of the employees’ choosing. Significant donations of funds, time and materials are given to the communities we serve and are evidence of Shentel’s desire and commitment to create deeper connections with our communities and between our team members.

Our Employees.  Shentel believes that the key to building a stronger company rests firmly with our employees.  We are committed to creating a diverse and inclusive workplace where our employees feel valued, respected and safe. We respect and encourage diverse viewpoints and we are committed to diversity and equality in all areas of our business, including hiring, compensation, promotion and career development. The Company does not tolerate or condone any type of discrimination prohibited by law, including harassment.   We seek to create a work environment in which our employees can grow their careers and offer continuous training and development at all employee levels and career stages, including offering a tuition assistance program for full-time employees.  Shentel supports its employees’ well-being by hiring experienced and motivated personnel dedicated to the safety and wellness of its employees and empowering its Safety Committee to continuously discuss and implement ways to improve safety conditions and programs. Shentel also offers benefits programs that promote wellness, safety and a healthy work/life balance.

Our Environment.  Shentel is committed to minimizing our impact on the environment through thoughtful action.  We strive to minimize our impact by balancing environmental sustainability initiatives intended to reduce energy, waste and materials consumption with the needs of our employees, customers, shareholders and the communities we serve.  We pursue this balance by ensuring that our efforts support the financial health of Shentel, the health and wellness of our employees, the quality and reliability of service we offer our customers, our mission to ensure access to the same level of telecommunications for rural and underserved markets and the value we create for our shareholders.  In furtherance of this commitment, Shentel adopted an official Environmental Policy, which was distributed to every employee of the Company.

Our Ethics.  Our Code of Business Conduct and Ethics lays the foundation of our ethics and compliance programs.  Shentel has always subscribed to the highest ethical standards, and our employees, officers and directors are expected to conduct business legally and ethically and insist that our vendors and business associates do the same.  Obeying the law, both in letter and in spirit, is one of the foundations on which Shentel’s ethical policies are built.  Our commitment to promoting the highest ethical standards includes a responsibility to foster an environment that allows employees to report violations without the fear of retaliation or retribution.  We maintain a firm no-retaliation policy.  To learn more about our commitment to ethical and responsible business practices, please see our Code of Business Conduct and Ethics posted in the “Corporate Governance” section of our website at www.shentel.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the Company’s compensation program for its executive officers, including its Chief Executive Officer and other “named executive officers” identified in the 2020 Summary Compensation Table below, and explains how the Company’s independent directors determined the levels and forms of the compensation that was earned by or paid to the executive officers for 2020. In addition to the matters described below, the independent directors considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at the April 16, 2019 Annual Meeting of Shareholders in determining the levels and forms of compensation that were earned by or paid to the named executive officers in 2020. As reported in the Company’s Current Report on Form 8-K, filed with the SEC on April 16, 2019, more than 98% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation. Accordingly, the Company did not make any changes to its executive compensation program as a result of the vote.

For 2020, the Board of Directors did not delegate to the Compensation Committee the authority to determine the overall compensation of the Company’s Chief Executive Officer or Chief Operating Officer. Instead, in accordance with the Nasdaq listing rules, the compensation of the Chief Executive Officer and Chief Operating Officer was determined by the Board of Directors upon the recommendation of the Compensation Committee. Compensation of all other executive officers was determined in accordance with the Nasdaq listing rules by the Compensation Committee in consideration of the advice and recommendations of the Chief Executive Officer.

Since 2015, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“Frederic Cook”), a company that consults on employee benefits and compensation issues, to provide a review and assessment of the Company’s executive compensation practices and to recommend possible changes that should be considered to those practices. Frederic Cook was also asked to make recommendations regarding the structure of executive compensation, including the relative levels of base salaries, short-term incentive compensation, and long-term equity-based compensation. Frederic Cook also provided advice regarding the composition of the peer group used in evaluating the Company’s executive compensation practices. The Compensation Committee continues to consult with Frederic Cook from time to time, as appropriate, and did so in 2020.

The Company’s Chief Executive Officer is responsible for reviewing the performance of the executive officers, which includes each of the Company’s named executive officers identified in this proxy statement, and bringing individual recommendations for those officers to the Compensation Committee, which then sends its recommendations to the independent directors of the full Board for their review, consideration and approval. In addition, the Chief Executive Officer is responsible for recommending to the Compensation Committee individual performance objectives for the payment of annual incentive bonuses to the other executive officers.

The Company’s executive compensation program serves to attract and retain the management talent needed to successfully lead our Company and increase shareholder value. It rewards executives for using their knowledge and skill to meet defined objectives set by the Board, and motivates their behavior by rewarding desired performance or the meeting of established corporate objectives.

The Company’s executive compensation program primarily consists of base salary, annual incentive bonuses, long-term incentives in the form of equity-based compensation, and retirement compensation. Base salary represents the fixed component of the Company’s executive compensation program and is designed to provide compensation to executives based upon their experience, duties and scope of responsibilities. Annual incentive bonuses represent a variable component of compensation, and are intended to compensate executives for specific achievements or improvements in the Company’s performance and individual accomplishments toward specific objectives. Long-term, equity-based incentive compensation represents a variable component which seeks to reward executives for performance that maximizes long-term shareholder value, while further aligning the executives’ financial interests with those of our shareholders, and also serves as a retention tool. Retirement compensation is a variable component of compensation and is designed to allow the participants to accumulate assets that will assist in meeting their post-retirement needs.

All incentive compensation (both cash and equity compensation) received by executive officers and certain other employees of the Company (“Senior Management”) is subject to reduction, cancellation, forfeiture and recoupment under the Company’s Executive Compensation Recovery Policy (the “Recovery Policy”). Currently, individual compensation is subject to recovery from a member of Senior Management who, as a result of his or her misconduct, received incentive compensation in excess of compensation that would have been paid had such misconduct not occurred. For purposes of the Recovery Policy, “misconduct” includes gross negligence, willful misconduct, fraudulent or deceitful activity, as well as any failure to act (including a failure to adequately supervise other employees) in circumstances where such employee knew, or reasonably should have known, that action was required. Excess compensation is subject to recovery by the Company if the misconduct is identified or alleged within a period of three years from the later of the date of receipt of the subject compensation, or the most recent date of misconduct. The Board of Directors has full discretion whether to seek recovery of incentive compensation and to determine the amount of such compensation that is subject to recovery. The Recovery Policy is intended to supplement, but not limit or constrain, any statutory or regulatory right or obligation of the Company to recover compensation from its employees (including, without limitation, the requirements of the Sarbanes-Oxley Act of 2002 and Section 16(b) of the Securities Exchange Act of 1934, as amended).

The Company also provides various benefit programs to executive officers and to other employees. The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Full-time Employees
401(k) Plan (a)	X	X
Medical/Dental/Vision Plans (a)	X	X
Life and Disability Insurance (a)	X	X
Annual Incentive Plan (Bonus)	X	X
Equity Incentive Plan (Stock Awards)	X	X
Severance Arrangements	X	X
Deferred Compensation Plan (b)	X	Not offered
Defined Benefit Pension Plan	Not offered	Not offered
Defined Benefit Executive Supplemental Retirement Plan	Not offered	Not offered
Employee Stock Purchase Plan	Not offered	Not offered
Employment Contracts	Not offered	Not offered

(a)	All full-time employees meeting certain eligibility requirements are eligible to participate in these plans on essentially the same terms (except for certain differences resulting from differences in annual base compensation).
(b)	The Company maintains an Executive Supplemental Retirement Plan for certain of its executive officers, but discontinued contributions to the Plan as of June 2010.

The Company further believes that perquisites for executive officers should be extremely limited in scope and value, and has historically provided few perquisites. The following table lists the perquisites offered, and which employees are eligible to receive them:

Type of Perquisites	Executive Officers	Full-time Employees
Employee Discounts (a)	X	X
Spousal Travel Reimbursements (b)	X	X
Automobile Allowance	Not offered	X
Financial Planning Allowances	Not offered	Not offered
Country Club Memberships	Not offered	Not offered
Personal Use of Company Aircraft (c)	Not offered	Not offered
Security Services	Not offered	Not offered
Dwellings for Personal Use (d)	Not offered	Not offered

(a)	All employees are eligible for discounts on Company services.
(b)	The Company encourages the spouses of executive officers and certain employees to accompany them to certain Company-sponsored events (such as industry association conventions and conferences). The Company reimburses the executive or employee for the cost of the spouse’s travel and expenses, and adds such reimbursements to taxable pay for W-2 purposes. The Company does not gross up pay to cover the taxes on such reimbursements.
(c)	The Company does not own, lease, or use private aircraft.
(d)	The Company does, under certain circumstances, provide hiring/relocation bonuses to newly hired employees and executive officers that may, in whole or in part, be used for temporary living expenses.

Base Salaries

Base salaries reflect the scope of an executive’s responsibilities and his or her performance in directing and managing the efforts of the Company or the business unit for which the executive is responsible. Base salaries are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for recruiting executive talent. Base salaries are reviewed annually by the Compensation Committee, taking into consideration such factors as individual performance and responsibilities, changes to cost of living, the executive’s potential overall compensation package and general economic conditions. Comparisons to base salaries for comparable positions at public companies considered to be peers of the Company are also taken into consideration. For decisions made regarding changes to executive compensation in 2020, the Compensation Committee reviewed compensation data disclosed in the proxy filings of the following companies: ATN International, Inc.; Boingo Wireless, Inc.; Cable One, Inc.; Cincinnati Bell, Inc.; Cogent Communications Holdings, Inc.; Consolidated Communications Holdings Inc.; GCI Liberty, Inc.; GTT Communications Holdings, Inc.; IDT Corp; Iridium Communications Inc.; NII Holdings, Inc.; Viasat, Inc.; Vonage Holdings Corp.; WideOpenWest, Inc.; and Zayo Group Holdings, Inc. These companies were selected for comparison because they reflect similar company attributes and core competencies for executive talent, and reflect the labor market for the Company’s executive talent, in terms of both industry and organizational complexity. Although the Compensation Committee generally believes that the target total compensation should be at the median of the peer group, the Company does not specifically “benchmark” compensation for specific executives or strive to pay our executive officers, including the named executive officers, at a particular level of compensation. Instead, the Compensation Committee used the information to understand the range of compensation among these comparison companies and to obtain a general understanding of compensation practices.

Annual Incentive Bonuses

Annual bonuses are intended to focus the executive’s energy into improving corporate performance based on priorities set by the Board, and to reward the executives for the achievement of specific objectives that are deemed to be important to the ongoing success of the Company. Annual bonuses are calculated as a percentage of base pay. Target bonuses for named executives were 80%, 70%, 60%, 60%, and 60% for Christopher E. French, the Chief Executive Officer; David L. Heimbach, Chief Operating Officer; James J. Volk, Chief Financial Officer; William L. Pirtle, Senior Vice President – Sales and Marketing; Edward H. McKay, Senior Vice President – Engineering and Operations, respectively. In order to be eligible to receive the annual incentive bonus, every eligible employee of the Company, including named executive officers, must remain employed through December 31 of the performance year except in the case of retirement, death, or disability.

Annual bonuses for salaried employees, including the named executive officers, have been based upon the achievement of a combination of company-wide financial and service performance goals and achievement of individual objectives. For 2020, the company-wide objectives represented 80% of the total target, and individual objectives represented 20% of the total target, for each of the named executive officers. Individual objectives for the Chief Executive Officer and Chief Operating Officer were established by the Board of Directors, based on recommendation by the Compensation Committee. The annual bonus targets for the Chief Financial Officer and other named executive officers were approved by the Compensation Committee, based on recommendations from our Chief Executive Officer. Each officer’s actual bonus can range up to 150% of the target bonus for exceeding all of the goals and objectives reflected in a given year’s plan. The actual bonus can also range as low as zero in the event there is a failure to achieve any of the goals or objectives in a given year’s plan.

For 2020, company-wide performance goals consisted of three components for salaried Company employees, including the named executive officers. The first component, representing 70% of the total target for the Chief Executive Officer and the Chief Operating Officer, and 60% of the total target for the Chief Financial Officer, the Senior Vice President - Sales and Marketing, and the Senior Vice President – Engineering & Operations, was a financial objective based on adjusted operating income, which the Company believes is a key driver to creating long-term shareholder value. Adjusted operating income was defined as operating income before depreciation and amortization (OIBDA), excluding accrued expenses for the current year’s incentive plan, expenses relating to the Executive Supplemental Retirement Plan, and revenue or expense from the results of an arbitration proceeding.

Achievement levels for the adjusted operating income Company-wide performance goal were a minimum of approximately $241.7 million (below which no bonus would be earned on this component); a target of approximately $254.5 million (which represented 100% achievement toward this component); and a high of approximately $279.9 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). The maximum threshold of $279.9 million represented 110% of budgeted adjusted operating income for 2020, and was viewed as evidencing high achievement.

Calculated with the exclusions described above, the 2020 adjusted operating income was approximately $274.7 million. Based upon these results and after considering whether any unusual items impacted the financial accomplishments in 2020, the Company’s independent directors determined that the $254.5 million goal threshold had been exceeded, resulting in a 140.1% achievement for the financial objective.

The other two company-wide performance goals for 2020 were: 1) growth in the number of revenue generating units (RGUs) subscribing to a data plan in the Cable segment (Cable Data RGU), and 2) continued progress in the Company’s emerging fiber to the home (FTTH) business evidenced by FTTH RGU net additions. These metrics were chosen as performance objectives to align with the Company’s focus on continued customer growth as a measure of performance against alternative providers.

The Cable Data RGU growth component represented 5% of the total target bonus for the Chief Executive Officer and the Chief Operating Officer, and 10% of the total target bonus for each of the Chief Financial Officer, the Senior Vice President – Sales and Marketing, and the Senior Vice President – Engineering and Operations. Achievement levels for the Cable Data RGU growth component were: a minimum of 5,817 net additional Cable Data RGUs (below which no bonus would be earned), a target of approximately 6,463 net additional RGUs (which represented 100% achievement toward this component), and a high of approximately 7,109 net additional RGUS (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). In 2020, the Company exceeded the maximum threshold for this component, resulting in a 150.0% achievement for this portion of the Company-wide objectives.

The FTTH RGU net additions objective represented 5% of the total target bonus for the Chief Executive Officer and Chief Operating Officer, and 10.0% of the total target bonus for each of the Chief Financial Officer, the Senior Vice President – Sales and Marketing, and the Senior Vice President – Engineering and Operations. Achievement levels for the FTTH net additions component were: a minimum of 3,101 net additional FTTH RGUs (below which no bonus would be earned), a target goal of approximately 3,648 net additional RGUs (which represented 100% achievement toward this component), and a high of approximately 4,013 net additional RGUS (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). In 2020, the Company exceeded the maximum threshold for this component, resulting in a 150.0% achievement for this portion of the Company-wide objectives.

For 2020, individual objectives represented 20% of the total potential achievement toward the incentive bonuses of the each of the named executive officers. The individual objectives of the Chief Executive Officer were to maximize the Company’s strategic positioning and outcome in relation to the combination of Sprint and T-Mobile and the strategic and competitive positioning of the Company’s non-wireless business segments. As a result of exceeding expectations with respect to those goals, the Compensation Committee determined the Chief Executive Officer achieved a weighted performance of 150% of his individual goal.

The Executive Vice President – Chief Operating Officer’s individual performance objective was originally made up of four components: 1) maximize the Company’s strategic positioning and outcome in relation to the combination of Sprint and T-Mobile and the strategic and competitive positioning of the Company’s non-wireless business segments, weighted 60%; 2) improvement of the accounting and internal control environment, weighted 20%; 3) mobile wireless segment net postpaid subscriber additions, weighted 10%; and, 4) mobile wireless segment prepaid net subscriber additions, weighted 10%. As a result of two significant changes in circumstance that were beyond the control of the Company – the onset of the global COVID-19 pandemic in early March, and the initiation by T-Mobile of activities to convert Sprint’s brands to T-Mobile brands following its acquisition of Sprint on April 1, 2020 – it was determined that the Executive Vice President – Chief Operating Officer’s two original goals related to wireless net subscriber additions would no longer accurately measure his performance in helping the Company achieve its priorities. Accordingly, effective April 1, 2020, these two objectives were replaced with a combined wireless objective focused on enabling the company’s employees to safely work while remaining open and providing services to its wireless customers during the pandemic, weighted 20%. As a result, the Executive Vice President - Chief Operating Officer’s individual performance objective was made up of three components. Achievement of the first component, maximizing the Company’s strategic positioning and outcome in relation to the combination of Sprint and T-Mobile and the strategic and competitive positioning of the Company’s non-wireless business segments, exceeded expectations, resulting in a performance of 150.0% of target. Achievement of the second component, improvement of the accounting and internal control environment, met expectations, resulted in a weighted performance of 100% of target. Achievement of the combined third component, focused on enabling the Company’s employees to safely work while remaining open and providing services to its wireless customers during the pandemic, resulted in a weighted performance of 100% of target. As a result of his achievement on all components, the Executive Vice President – Chief Operating Officer achieved a weighted performance of 130% of his individual performance objective.

The individual performance objective of the Chief Financial Officer was made up of two components: 1) maximize the Company’s strategic positioning and outcome in relation to the combination of Sprint and T-Mobile and the strategic and competitive positioning of the Company’s non-wireless business segments, weighted 60%; and, 2) improvement of the accounting and internal control environment, weighted 40%. As a result of exceeding expectations with respect to those goals, the Chief Financial Officer achieved a weighted performance of 139% of his individual goal.

The individual performance objective for the Senior Vice President – Sales and Marketing was originally made up of four components: 1) wholesale revenue in the Company’s Broadband segment weighted 25%; 2) improvement of the accounting and internal control environment, weighted 25%; 3) mobile wireless segment net postpaid subscriber additions, weighted 25%; and, 4) mobile wireless segment prepaid net subscriber additions, weighted 25%. As a result of two significant changes in circumstance that were beyond the control of the Company – the onset of the global COVID-19 pandemic in early March, and the initiation by T-Mobile of activities to convert Sprint’s brands to T-Mobile brands following its acquisition of Sprint on April 1, 2020 – it was determined that the Senior Vice President – Sales and Marketing’s two original goals related to wireless net subscriber additions would no longer accurately measure his performance in helping the Company achieve its priorities. Accordingly, effective April 1, 2020, these two objectives were replaced with a combined wireless objective focused on enabling the company’s employees to safely work while remaining open and providing services to its wireless customers during the pandemic, weighted 50%. As a result, the Senior Vice President – Sales and Marketing’s individual performance objective was made up of three components. Target levels for the first component, wholesale revenue in the Company’s Broadband segment, were: $40.1 million (below which no bonus would be earned on this component), a goal of $44.5 million (which represented 100% achievement toward this component), and a high of $46.8 million (which represented 150% achievement, and beyond which no additional bonus would be earned on this component). Revenue was $46.1 million in 2020, resulting in 135% achievement for this component. Achievement of the second component, improvement of the accounting and internal control environment, met expectations which resulted in a weighted performance of 100% of target. Achievement of the combined third component, focused on enabling the Company’s employees to safely work while remaining open and providing services to its wireless customers during the pandemic, resulted in a weighted performance of 100% of target. As a result of his achievement on all components, the Senior Vice President – Sales and Marketing achieved a weighted performance of 109% of his individual goal.

The individual performance objective for the Senior Vice President – Engineering and Operations was originally made up of five components: 1) new single family unit homes (SFUs) and businesses passed in the Company’s Fiber to the Home (FTTH) business branded as Glo Fiber, weighted 25%; 2) Glo Fiber SFU cost per unit passed, weighted 25%; 3) improvement of the accounting and internal control environment, weighted 25%; 4) mobile wireless segment net postpaid subscriber additions, weighted 12.5%; and, 5) mobile wireless segment prepaid net subscriber additions, weighted 12.5%. As a result of two significant changes in circumstance that were beyond the control of the Company – the onset of the global COVID-19 pandemic in early March, and the initiation by T-Mobile of activities to convert Sprint’s brands to T-Mobile brands following its acquisition of Sprint on April 1, 2020 – it was determined that the Senior Vice President – Engineering and Operations’ two original goals related to wireless net subscriber additions would no longer accurately measure his performance in helping the Company achieve its priorities. Accordingly, effective April 1, 2020, these two objectives were replaced with a combined wireless objective focused on enabling the company’s employees to safely work while remaining open and providing services to its wireless customers during the pandemic, weighted 25%. As a result, the Senior Vice President – Engineering and Operations’ individual performance objective was made up of four components. Target levels for the first two components, Glo Fiber new units passed and Glo Fiber SFU cost per unit passed, were determined by analyzing national and regional averages and historical Company performance. The Company considers specific targets and achievement levels for each of these components confidential and proprietary, and therefore does not disclose such figures publicly. The target goals (representing 100% achievement) were set at a challenging level without certainty of achievement when established and required rigorous effort by management to accomplish. Achievement of the first and second components were 146% and 57% of targets, respectively. Achievement of the third component, improvement of the accounting and internal control environment, met expectations, resulted in a weighted performance of 100% of target. Achievement of the combined fourth component, focused on enabling the Company’s employees to safely work while remaining open and providing services to its wireless customers during the pandemic, resulted in a weighted performance of 100% of target. As a result of his achievement in these components, the Senior Vice President – Engineering and Operations achieved a weighted performance of 98% of his individual goal.

Based on these assessments and results the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President – Sales and Marketing, Senior Vice President – Engineering and Operations achieved 150%, 130%, 139%, 109% and 98% of target, respectively, for their individual performance objectives. Along with the combined performance on the company-wide objectives, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Senior Vice President – Sales and Marketing, and Senior Vice President – Engineering and Operations achieved 143%, 139%, 142%, 136%, and 134%, respectively, of their total targeted bonus.

Long-Term Equity-Based Compensation

Equity-based compensation is intended to focus each of the executives on the long-term, overall impact of their decisions on the Company as a whole, as opposed to the shorter, annual time frame associated with the annual incentive bonuses. Equity-based compensation also aligns the executives’ interests more closely to those of the Company’s shareholders by generally rewarding executives in proportion to increases in value seen by the entire shareholder base. Due to the long-term nature of this component of compensation, it also serves as a retention tool, helping the Company retain desired management talent.

As part of their overall review of executive compensation, and based on the history of prior equity grants, the Compensation Committee recommended, and the Board of Directors approved, a grant made up of a 50/50 combination of restricted stock units and Relative Total Shareholder Return (“RTSR”) performance units in February 2020 to the named executive officers and other management employees. Details relating to the long-term equity grants can be found in the “Grants of Plan-Based Awards” table located on page 24 of this proxy statement.

The Company does not have a program, plan or practice to time equity awards, including option grants, to its executive officers or employees in coordination with the release of material non-public information. The grant date of long-term equity awards for our executive officers is the date of the Board of Directors meeting at which the award determinations are made. The exercise price of stock options issuable under the Company’s 2014 Equity Incentive Plan is the last closing price of the common stock as reported on the Nasdaq Global Select Market prior to the grant.

Retirement Compensation

The Company maintains a defined contribution Executive Supplemental Retirement Plan. Vesting in the Executive Supplemental Retirement Plan is subject to a ten-year service requirement. The Company discontinued contributions to the Executive Supplemental Retirement Plan during 2010.

Summary Compensation Table

The following table presents details about compensation paid or earned by the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers serving with the Company at December 31, 2020.

	Year	Salary	Stock Awards (a)	Non-Equity Incentive Plan Comp (b)	All Other Compensation (c)	Total

Christopher E. French President and CEO	2020	$715,373	$1,316,267	$818,627	$24,800	$2,875,067
	2019	$663,565	$1,245,759	$590,642	$24,500	$2,524,467
	2018	631,134	712,009	591,941	$24,000	1,959,084

David L. Heimbach EVP & COO	2020	456,000	705,341	443,822	24,800	1,629,964
	2019	404,884	629,420	255,274	16,100	1,305,678
	2018	238,462	250,000	164,918	312,686	966,066

James J. Volk SVP–Finance & CFO	2020	400,962	569,114	341,172	19,111	1,330,359
	2019	189,289	389,795	101,012	56,415	727,511
	2018	-	-	-	-	-

William L. Pirtle SVP–Sales and Marketing	2020	337,500	244,056	270,086	24,800	876,442
	2019	309,660	230,880	146,109	25,215	711,864
	2018	296,224	179,170	122,654	25,162	623,210

Edward H. McKay SVP–Engineering and Operations	2020	325,385	245,942	260,797	23,557	855,686
	2019	276,053	208,485	131,673	22,222	638,432
	2018	259,032	160,419	107,687	20,376	548,352

(a)	For all periods shown, amounts represent grant date fair values for awards of share-based compensation. See Note 12, Stock Compensation, included with the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, for additional details.
(b)	Amounts for each year were earned for performance in that year and were paid in the first fiscal quarter of the following year.
(c)	Amounts for all years include employer and matching contributions to the Company’s 401(k) plan and employer contributions to health spending accounts for each named officer. The tax-deferred 401(k) contributions for the Company’s named executive officers were as follows for 2020: $22,800 to Mr. French, $22,800 to Mr. Heimbach, $17,112 for Mr. Volk, $22,800 for Mr. Pirtle, and $21,557 for Mr. McKay.

The Company’s executive officers do not have employment agreements, and thus are not entitled to any additional benefits upon separation from the Company or following a change in control except as set forth in the sections below titled “Severance Arrangements with our Named Executive Officers” and “Potential Payments Upon Termination or Change in Control.” Vested stock options must be exercised before separation from the Company (except in the case of retirement) and unvested stock and options at separation are forfeited upon separation (except in the case of retirement). If an employee reaches retirement, his or her award will continue to vest according to the vesting schedule set forth in the award. For awards granted prior to 2019, an employee reaches retirement when such employee is at least fifty-five years of age with not less than ten years of continuous service with the Company. For awards granted in 2019 and 2020, retirement is reached when an employee voluntarily resigns from active employment with the Company after completing ten years of continuous service, and the sum of the employee’s age and years of service is greater than seventy-five.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards by the Company to the named executive officers during 2020.

All executive officers were granted RTSR awards on February 25, 2020. Pursuant to the terms of the RTSR awards, the Company’s stock performance over a three-year period ended December 31, 2022 will be compared to a group of 33 peer companies, and the actual number of shares to be issued will be determined based upon the performance of the company’s stock as compared with that of the peer group. A target number of performance units (as shown in the 2020 Grants of Plan-Based Awards Table, below) was established for each executive officer at the time of the grant. The actual number of shares to be issued ranges from 0 shares (if the Company’s stock performance is in the bottom 25% of the peer group) to 150% of the target shares (if the Company’s stock performance is in the top 25% of the peer group). Subject to requirements relating to continued employment with the Company through the performance period (ending on December 31, 2022), and to special vesting provisions in case of a change of control, death, disability or retirement, the shares will be delivered on the date (which will be no earlier than January 1, 2023 and no later than March 15, 2023) that the Compensation Committee makes the determination of the Company’s performance relative to the peer group.

All executive officers were also granted restricted stock unit awards (“RSU Awards”) in the amounts reflected in the “2020 Grants of Plan-Based Awards Table” under the 2014 Equity Incentive Plan. The RSU Awards vest ratably on each anniversary of the grant date over a period of four years. The RSU Awards are subject to forfeiture in the case of death, termination (for any reason), or resignation, but will continue to vest along the normal vesting schedule in the case of retirement.

The performance goals and targets for the Non-Equity Incentive Plan Awards, which the Company also refers to as “Incentive Bonuses” is more fully described in the Compensation Discussion and Analysis.

2020 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All other option awards: Number of securities underlying	Exercise or base price of option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	options (#)	awards ($/Sh)	Awards ($)
Christopher E. French	2/25/2020	--	--	--	6,280	12,561	18,841	--	--	--	707,436	(a)
	2/25/2020	--	--	--	--	--	--	12,561	--	--	608,832	(b)
	2/25/2020	0	556,640	834,960	--	--	--	--	--	--	--

David L. Heimbach	2/25/2020	--	--	--	3,365	6,731	10,096	--	--	--	379,090	(a)
	2/25/2020	--	--	--	--	--	--	6,731	--	--	326,252	(b)
	2/25/2020	0	315,000	472,500	--	--	--	--	--	--	--

James J. Volk	2/25/2020	--	--	--	2,715	5,431	8,146	--	--	--	305,874	(a)
	2/25/2020	--	--	--	--	--	--	5,431	--	--	263,241	(b)
	2/25/2020	0	234,000	351,000	--	--	--	--	--	--	--

William L. Pirtle	2/25/2020	--	--	--	1,164	2,329	3,493	--	--		131,169	(a)
	2/25/2020	--	--	--	--	--	--	2,329	--	--	112,887	(b)
	2/25/2020	0	193,500	290,250	--	--	--	--	--	--	--

Edward H. McKay	2/25/2020	--	--	--	1,173	2,347	3,520	--	--	--	132,183	(a)
	2/25/2020	--	--	--	--	--	--	2,347	--	--	113,759	(b)
	2/25/2020	0	195,000	292,500	--	--	--	--	--	--	--

(a)	The fair value of the RTSRs was calculated using a combination of a Monte Carlo simulation model and the closing stock price as of the day before the grant which resulted in a grant date fair value of approximately $56.32 per unit.
(b)	The closing stock price as of the day before the grant of the RSU Awards, which also represents the fair value of a share of restricted stock units, was $48.47 per share

Outstanding Equity Awards at Fiscal Year-End

The following table presents information with respect to the outstanding equity awards at 2020 fiscal year-end for the named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (a)($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($) (b)
Christopher E. French	--	--	--	--	12,561 (c)	543,263	--	--
	--	--	--	--	9,429 (d)	407,804	--	--
	--	--	--	--	5,334 (e)	230,696	--	--
	--	--	--	--	2,371 (f)	102,546	--	--
	--	--	--	--	--	--	12,561 (g)	543,263
	--	--	--	--	--	--	12,572 (h)	543,739

David L. Heimbach	--	6,864(i)	31.05	5/15/2028	--	--	--	--
	--	--	--	--	6,731 (c)	291,116	--	--
	--	--	--	--	4,764 (j)	206,043	--	--
	--	--	--	--	2,013 (j)	87,062
	--	--	--	--	--	--	6,731 (g)	291,116
	--	--	--	--	--	--	6,352 (h)	274,724

James J. Volk	--	--	--	--	5,431 (c)	234,891	--	--
	--	--	--	--	3,157 (k)	136,540	--	--
	--	--	--	--	--	--	5,431 (g)	234,891
	--	--	--	--	--	--	4,209 (l)	182,039

William L. Pirtle	3,998	--	6.92	2/18/2023	--	--	--	--
	2,794	--	5.41	2/19/2022	--	--	--	--
	--	--	--	--	2,329 (c)	100,729	--	--
	--	--	--	--	1,748 (d)	75,601	--	--
	--	--	--	--	1,343 (e)	58,085	--	--
	--	--	--	--	722 (f)	31,227	--	--
	--	--	--	--	--	--	2,329 (g)	100,729
	--	--	--	--	--	--	2,330 (h)	100,773

Edward H. McKay	8,082	--	6.92	2/18/2023	--	--	--	--
	--	--	--	--	2,347 (c)	101,508	--	--
	--	--	--	--	1,578 (d)	68,249	--	--
	--	--	--	--	1,202 (e)	51,987	--	--
	--	--	--	--	647 (f)	27,983
	--	--	--	--	--	--	2,347 (g)	101,508
	--	--	--	--	--	--	2,104 (h)	90,998

(a)	The market value of the RSU Awards is based on the closing price of the Company’s common stock ($43.25) as of December 31, 2020.
(b)	The market value of the RTSR awards is based on the target number of shares under the award times the closing price of the Company’s stock ($43.25) on December 31, 2020.
(c)	The RSU Awards granted on February 25, 2020 vest ratably each year for four years.
(d)	The RSU Awards granted on February 26, 2019 vest ratably each year for four years.
(e)	The RSU Awards granted on February 20, 2018 vest ratably each year for four years.
(f)	The RSU Awards granted on February 22, 2017 vest ratably each year for four years.
(g)	The RTSR awards granted February 25, 2020 will vest as of December 31, 2022; provided, however, that the actual number of shares that vest will be certified by the Compensation Committee after review of the Company’s stock price performance relative to the peer group. The table above represents payout at the target amount for these performance-based awards.
(h)	The RTSR awards granted February 26, 2019 will vest as of December 31, 2021; provided, however, that the actual number of shares that vest will be certified by the Compensation Committee after review of the Company’s stock price performance relative to the peer group. The table above represents payout at the target amount for these performance-based awards.
(i)	The option award granted to Mr. Heimbach on May 15, 2018 will vest ratably on each of the third through seventh anniversaries of the grant date.
(j)	The RSU award granted to Mr. Heimbach on May 15, 2018 will vest ratably each year for four years.
(k)	The RSU award granted to Mr. Volk on June 24, 2019 will vest ratably each year for four years
(l)	The RTSR awards granted to Mr. Volk on June 24, 2019 will vest as of December 31, 2021; provided, however, that the actual number of shares that vest will be certified by the Compensation Committee after review of the Company’s stock price performance relative to the peer group. The table above represents payout at the target amount for these performance-based awards

Option Exercises and Stock Vested

The following table presents information with respect to the options exercised and stock awards vested during the 2020 fiscal year for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise	Number of Shares Acquired Upon Vesting	Value Realized Upon Vesting

Christopher E. French	--	--	24,882	$1,115,540
David L. Heimbach	--	--	2,595	124,505
James J. Volk	--	--	1,052	52,000
William L. Pirtle	--	--	7,217	321,883
Edward H. McKay	4,290	$201,115	6,463	288,295

Nonqualified Deferred Compensation

In March 2007, effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan to convert it from a defined benefit plan to a defined contribution plan. The Company discontinued contributions to the plan effective June 2010. Participants may direct their balances to a variety of investment options, and returns on these investment options will be reflected as gains or losses in the participants’ accounts under this plan. The Company will also reflect those gains or losses as investment gains or losses on its financial statements. The Company elected to establish a rabbi trust and to contribute amounts to the rabbi trust equal to the participants’ opening balances in the plan, as well as Company contributions required under the plan, and to make investments under the rabbi trust as directed by the participants’ election choices.

	Aggregate Earnings	Aggregate Balance at
Name	in Last FY	Last FY

Christopher E. French	$300,679	$1,899,381
David L. Heimbach	--	--
James J. Volk	--	--
William L. Pirtle	94,719	707,278
Edward H. McKay	--	--

Severance Arrangements with our Named Executive Officers

On February 7, 2020, we entered into severance agreements with Mr. French, Mr. Heimbach, Mr. Pirtle and Mr. McKay (the “Severance Agreements”), each of which terminate on the earlier of (i) prior to a change in control, December 31, 2021 (which will be extended automatically by additional one-year periods unless either party gives written notice that that the Severance Agreement will not be extended) or (ii) after a change in control, the date that is 18 months after such change in control (or, if more than one change in control occurs during the term, the date of the last change in control).

Each Severance Agreement provides that should the executive officer’s employment be terminated for any reason, the executive officer is entitled to each of the following as of the date the executive officer’s employment ends: (i) payment of any compensation (including base salary and cash bonus for the year immediately preceding the year of termination) that is earned but unpaid, (ii) payment for any vacation or paid time off that is earned but unused, (iii) reimbursement of expenses in accordance with the Company’s expense reimbursement policy for expenses incurred and unpaid, and (iv) the rights, if any, under any outstanding stock options or other equity awards. The benefits described in clauses (i) through (iii) shall be paid in a single cash payment within 30 days after the date the executive officer’s employment ends.

In the event of an involuntary termination of the executive officer’s employment by the Company for a reason other than “cause” (as defined in the Severance Agreements) or, on or after a change in control, the executive officer’s resignation with “good reason” (as defined in the Severance Agreements), the executive officer is entitled to receive (a) if a change in control has not occurred before the date of termination, (i) an amount equal to one times the executive officer’s annual base salary as in effect on the date the executive officer’s employment ends (but disregarding any reduction in base salary that constitutes “good reason”), payable in installments in accordance with the Company’s regular payroll policy, and (ii) if the executive officer elects to continue coverage under the Company’s health insurance plan under COBRA, reimbursement in an amount equal to the monthly premium that the Company pays for active employees for the same type and level of such coverage for up to 12 months, unless such obligation terminates earlier in accordance with the terms of the Severance Agreement, payable in the month after the month in which the executive officer paid the COBRA premium, or (b) if a change in control has occurred on or before the date of termination, (1) the benefits described in clauses (a)(i) and (ii) above and (2) an amount equal to one times the executive officer’s “target” annual incentive bonus for the year in which the executive officer’s employment ends (the benefits described in (a) and (b) of this paragraph are the “Severance Benefits”). Notwithstanding the foregoing, the Severance Benefits are not applicable in the event of a termination (a) in the event of death or disability or (b) (i) if such employment ends in connection with, or related to, a “transaction” (as defined in the Severance Agreements) and (ii) the executive officer accepts an offer of employment or becomes an employee or otherwise provides services to a purchaser or acquirer in a “transaction.”

The Severance Benefits will be provided to the executive officer only if (i) the executive officer remains continuously employed until the date of termination, (ii) the date of termination is during the term of the Severance Agreement, (iii) the executive officer provides the Company the general release and waiver of claims contemplated by the Severance Agreement, and (iv) the executive officer complies with the covenants in the Severance Agreement, including with respect to non-competition, non-solicitation, confidentiality and non-disparagement. No further Severance Benefits will be provided to the executive officer after the date that the executive officer becomes employed by, or provides services to, a purchaser or acquirer in a “transaction.” In the event that the executive officer breaches certain covenants in the Severance Agreement, the executive officer is obligated to repay to the Company the Severance Benefits previously paid to the executive officer on or after the date of the breach.

If the benefits or payments payable under the Severance Agreement would subject the executive officer to tax under Section 4999 of the Internal Revenue Code, as amended, such payments will be reduced as provided in, and to the extent required by, Section 14.04 of the Shenandoah Telecommunications Company 2014 Equity Incentive Plan. If any provision of the Severance Agreement is found not to comply with, or otherwise not be exempt from, Section 409A of the Internal Revenue Code, such provision shall be modified, in the sole discretion of the Company, to comply with, or to effectuate an exemption from, Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

As discussed in the section above titled “Severance Arrangements with Our Named Executive Officers,” the Company is required to pay or provide certain compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change in control of the Company. In addition to such compensation and benefits, our named executive officers are eligible (i) to receive lump-sum distributions of their vested accumulated benefits under the Executive Supplemental Retirement Plan upon termination of employment, whether by resignation, change of control, severance, retirement, or other reason and (ii) for accelerated vesting of certain equity awards upon certain terminations of employment or a change in control of the Company.

Pursuant to certain equity award agreements under the 2014 Equity Incentive Plan, our named executive officers are eligible for accelerated vesting in the amounts and under the circumstances discussed below:

•	Death or Disability. Outstanding awards vest on a pro-rated basis based on the amount of time the named executive officer was employed during the vesting or measurement period and, with respect to RTSR Awards, in accordance with the achievement levels determined as of the date of termination.

•	Retirement. In the event of retirement, vesting of equity awards will not accelerate, but rather will continue to vest in accordance with the original vesting schedule determined at the date of grant. For outstanding equity awards granted in 2017 and 2018, named executive officers are eligible for retirement at 55 years of age with 10 years of continuous service. For outstanding equity awards granted in 2019 and 2020, named executive officers are eligible for retirement after completing 10 years of continuous service as long as the sum of the named executive officer’s age and years of service is not less than 75.

•	Change in Control. In the event a change in control occurs during their respective vesting periods, certain equity awards provide for accelerated vesting. Unless the surviving entity in a change in control substitutes the awards with a grant of equivalent value, the RSU Awards granted in 2019 and 2020 vest automatically upon a change in control, but RSU Awards granted in 2017 and 2018 do not provide for acceleration in the event of a change in control. With respect to RTSR Awards, the named executive officer will be entitled to compensation equal to the lesser of the maximum payout for such award or the fair market value of the earned shares on the date of the change of control.

In consideration for the foregoing compensation, our named executive officers generally agree to certain restrictive covenants, including non-competition, non-solicitation, confidentiality, and non-disparagement.

The following tables describe estimated amounts of compensation and benefits that could be payable to each named executive officer upon certain terminations or a change in control. All amounts assume the named executive officers terminated employment as of December 31, 2020 and, where applicable, elected to continue COBRA coverage under the Company’s health insurance plan for 12 months (with reimbursement levels equal to the 2020 Company-paid portion of the officer’s health insurance premium); the value of the accelerated vesting is based on the closing price of our common stock as reported on NASDAQ on December 31, 2020, which was $43.25. The actual amounts that would be paid to each named executive officer upon termination of employment or a change in control can only be determined at the time the actual triggering event occurs. The estimated amounts of compensation and benefits described below do not include certain equity-based compensation, which does not accelerate but continues to vest following retirement for executive officers who are eligible, or amounts payable under the Executive Supplemental Retirement Plan, which are set forth in the section above titled “Nonqualified Deferred Compensation.” This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2020 for Christopher E. French.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$695,800	-	$1,252,440	-	-	-
Healthcare continuation	9,552	-	9,552	-	-	-
Accelerated Vesting of RSU Awards	-	-	951,068	951,068	-	803,780
Accelerated Vesting of RTSR Awards	-	-	1,108,752	1,108,752	-	543,422
Total	$705,352	-	$3,321,811	$2,059,819	-	$1,347,238

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2020 for David L. Heimbach.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$450,000	-	$765,000	-	-	-
Healthcare continuation	12,838	-	12,838	-	-	-
Accelerated Vesting of RSU Awards	-	-	497,159	497,159	-	333,026
Accelerated Vesting of RTSR Awards	-	-	576,829	576,829	-	285,652
Accelerated Vesting of Option Awards	-	-	-	-	-	170,706
Total	$462,838	-	$1,851,825	$1,073,987	-	$789,384

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2020 for William L. Pirtle.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$322,500	-	$516,000	-	-	-
Healthcare continuation	12,838	-	12,838	-	-	-
Accelerated Vesting of RSU Awards	-	-	176,330	176,330	-	173,576
Accelerated Vesting of RTSR Awards	-	-	205,533	205,533	-	100,744
Total	$335,338	-	$910,701	$381,863	-	$274,320

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2020 for Edward H. McKay.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$325,000	-	$520,000	-	-	-
Healthcare continuation	12,838	-	12,838	-	-	-
Accelerated Vesting of RSU Awards	-	-	169,756	169,756	-	160,777
Accelerated Vesting of RTSR Awards	-	-	196,146	196,146	-	98,005
Total	$337,838	-	$898,740	$365,902	-	$258,782

The Company’s Chief Financial Officer, James. J. Volk, has severance benefits with the Company as outlined in his offer letter and which went into effect on June 24, 2019. If Mr. Volk is terminated without cause, or he resigns for good reason, within the second year of Mr. Volk’s employment, the Company will pay to him an amount equal to one-half of the sum of his annual base salary and target annual cash bonus. If such termination occurs after the second year of Mr. Volk’s employment, the Company will pay to him a severance payment in accordance with the Company’s then-current policy or practice.

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2020 for James J. Volk.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$312,000	$312,000	$312,000	-	-	-
Healthcare continuation	-	-	-	-	-	-
Accelerated Vesting of RSU Awards	-	-	371,431	371,431	-	179,006
Accelerated Vesting of RTSR Awards	-	-	424,212	424,212	-	217,274
Total	$312,000	$312,000	$1,107,643	$795,643	-	$274,320

Stock Ownership Guidelines and Anti-Hedging Policy

The Compensation Committee has implemented stock ownership guidelines for the Company’s directors and executive officers in order to reinforce the importance of stock ownership and long-term focus. The guidelines apply to all members of the Board of Directors and executive officers of the Company. Stock ownership is the sum of the shares of the Company’s stock beneficially owned in addition to unvested restricted stock units. Pledged shares and shares from awards of stock options that are unvested or vested but unexercised are not included in the ownership amount. Expected ownership levels are: (i) five times base salary for the Chief Executive Officer; (ii) three times base salary for the Chief Operating Officer and Chief Financial Officer; (iii) two times base salary for all other executive officers; and (iv) 60 times the monthly retainer fee for members of the Board. Additionally, to emphasize the importance of sharing the same objectives as all shareholders of the Company, the Company’s Insider Trading policy prohibits directors, senior executives, and other designated employees from engaging in hedging transactions.

Pay Ratio Disclosure

In 2015, the SEC adopted rules (as required by the Dodd-Frank Act) requiring disclosure of: (i) the annual total compensation of our median employee (excluding our Chief Executive Officer) (ii) the annual total compensation of our Chief Executive Officer; and (iii) the ratio of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer. The annual total compensation of our Chief Executive Officer for fiscal year 2020, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,873,786. The median of the annual total compensation of all employees, excluding our Chief Executive Officer, for fiscal year 2020 was $60,831. As a result, we estimate that the annual total compensation of our CEO was 47.2 times that of the annual total compensation of the median employee for fiscal year 2020.

We identified the median employee by using the actual compensation paid during 2020, as reported on IRS Form W-2, to our employees as of December 29, 2020. Compensation for employees who joined the Company after January 1, 2020 was annualized for purposes of identifying the median employee. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology used for calculating the total compensation of our Chief Executive Officer as set forth in the Summary Compensation Table.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2020 to be included in the proxy statement for the Company’s 2020 annual meeting of shareholders (the “Proxy”). Based on the reviews and discussions referred to above, we have recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy and incorporated by reference into the Company’s Annual Report on Form 10-K.

Respectfully submitted,

THE COMPENSATION COMMITTEE

John W. Flora, Chair
Tracy Fitzsimmons
Richard L. Koontz, Jr.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2020 fiscal year were Mr. Flora, who is the Chair, Dr. Fitzsimmons and Mr. Koontz. During 2020, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on either our Compensation Committee or our Board of Directors. No member of the Compensation Committee serving during 2020 had any relationship requiring disclosure under the section titled “Certain Relationships and Related Transactions” set forth below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As set forth in the Audit Committee charter, the Audit Committee is responsible for reviewing and approving all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC. Accordingly, the Audit Committee does not approve any related party transaction unless it is (a) deemed commercially reasonable, fair and in, or not inconsistent with, the best interest of the Company, and (b) determined to have terms comparable to those that could be obtained in an arm's-length transaction with an unrelated third party.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”), as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021. Our shareholders are asked to ratify that appointment at the annual meeting. In accordance with its charter, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider whether or not to retain KPMG as the Company’s independent registered public accounting firm. Even if the appointment of KPMG is ratified by the shareholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG are expected to attend the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

KPMG served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2019 and 2020. The following sets forth the aggregate fees billed by KPMG to the Company for the audit of our annual financial statements for the years ended December 31, 2019 and 2020, and fees billed for other services rendered by KPMG during those periods (in thousands).

	2019	2020
Audit fee (1)	$5,200	4,326
Audit-related fee (2)	--	--
Tax fee (3)	--	--
All other fee (4)	--	--
Total	$5,200	4,326

(1)	Fees for services in connection with the audit of our financial statements and review of our quarterly financial statements.

(2)	Fees for services provided in connection with financial due diligence.

(3)	Fees for tax compliance, tax planning, and tax advice, including tax return preparation and requests for rulings or technical advice from tax authorities.

(4)	Fees for services provided, excluding the services described above, if any.

In making its appointment of KPMG as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2021, the Audit Committee considered whether KPMG’s provision of non-audit services is compatible with maintaining KPMG’s independence. KPMG does not presently provide any non-audit services to the Company.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by such firm. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of KPMG LLP.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is a standing committee composed of three non-employee directors who meet the independence and expertise requirements of the listing standards of the Nasdaq Stock Market.

During the fiscal year ended December 31, 2020, the Audit Committee reviewed with the Company’s management, internal audit department, and KPMG (the Company’s independent registered public accounting firm), the scope of the annual audit and audit plans, the results of internal control testing and external audit examinations, the evaluation of the Company’s system of internal controls, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as described in greater detail in the section titled “Review of Internal Control Over Financial Reporting” in the proxy statement for the 2021 annual meeting of shareholders.

Management is responsible for the Company’s system of internal controls, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. KPMG is responsible for performing an integrated audit and issuing reports on the following: (1) the Company’s consolidated financial statements; and (2) the Company’s internal controls over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, KPMG reports directly to the Audit Committee. The Audit Committee appointed KPMG as the Company’s independent registered public accounting firm and approved the firm’s fees. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2020, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020, and KPMG’s evaluation of the Company’s internal control over financial reporting as of that date. The Committee has also discussed with KPMG the matters that the independent public accountants must communicate to the Committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).

With respect to the Company’s independent public accountants, the Audit Committee discussed with KPMG, among other things, matters relating to its independence and has received the written disclosures and the letter from KPMG required by applicable provisions of the PCAOB regarding the independent public accountants’ communications with the Audit Committee concerning independence. The Audit Committee reviews and approves the annual audit fees in advance. The Audit Committee or its Chairman, to whom authority has been delegated by the Committee, reviews and approves in advance all non-audit services provided to the Company by KPMG, as well as any changes in annual audit fees. Any fee approvals made by the Chairman pursuant to such delegation of authority are subsequently ratified by the full Audit Committee at its next meeting.

The Audit Committee annually reviews the independence and performance of KPMG, including its lead audit partner and engagement team, in connection with the Committee’s responsibility for the appointment and oversight of the Company’s independent public accountants and determines whether to re-engage KPMG or consider other audit firms. In doing so, the Committee considers, among other things, the quality and efficiency of KPMG’s historical and recent performance on the Company’s audit, KPMG’s capability and expertise, the quality and candor of communications and discussions with KPMG, the ability of KPMG to remain independent, external data relating to audit quality and performance (including recent PCAOB reports on KPMG and its peer firms), and the appropriateness of fees charged. The Committee also considers KPMG’s tenure as the Company’s independent public accountant and its representatives’ familiarity with our operations, businesses, accounting policies and practices, and internal control over financial reporting. KPMG has been the Company’s independent public accountant since fiscal year 2001, during which time several lead engagement partners have served on the Company’s account. In conjunction with the rotation of the public accountants’ lead engagement partner, which occurs at least every five years, the Audit Committee is involved in the selection of KPMG’s lead engagement partner. Based upon the foregoing considerations, the Audit Committee believes that the continued retention of KPMG to serve as the Company’s independent public accountants is in the best interests of the Company and its shareholders.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Leigh Ann Schultz, Chair
Dale S. Lam
Kenneth L. Quaglio

REVIEW OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Audit Committee, the other members of the Board of Directors and the Company’s management are committed to maintaining a strong and sustainable internal control environment. In this section, we would like to share facts about the material weaknesses in the Company’s internal control over financial reporting, our plan for remediation and our progress to date and the Audit Committee’s oversight role over the Company’s financial reporting process generally and the remediation process specifically. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Changes in Internal Control over Financial Reporting

As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the Company is pursuing a phased approach to remediate its material weaknesses, and management believes that a remediation effort of this magnitude will most likely extend over multiple years. We implemented the following changes and improvements during 2020, including in the fourth quarter, under this phased approach:

•	We added resources with skills and expertise in technical accounting and internal control over financial reporting to establish a resource complement that is commensurate with our baseline accounting, reporting, and information technology maintenance requirements.
•	We successfully executed our remediation strategy on the treasury process, which includes cash, debt, interest expense, derivatives, and benefit obligations.
•	We made significant progress towards remediation of the property, plant, and equipment and depreciation expense process, including:
o	Completion of risk assessment procedures and initiation of control design activities over property, plant, and equipment and depreciation expense.
o	Implementation of a redesigned process and various software tools to account for projects under construction. We have designed and are implementing internal controls over this new process.

When the sale of our Wireless operations became probable late in the third quarter of 2020, we began to revise our risk assessment process and recalibrate ongoing control activities in relation to our smaller continuing operations. The significant and incremental effort required by this recalibration, potential strategic transactions, and a volume of ongoing software development projects have led us to conclude that it is no longer feasible to complete our remediation plan by the end of 2021, as we had previously targeted. Further, we need to complete scheduled updates to our enterprise resource planning (ERP) system over the next two years, which also places significant demands on our available resources. While we have established a resource complement that is commensurate with our baseline accounting, reporting, and information technology maintenance requirements, such resource complement is not adequate to absorb the significant and incremental effort associated with these efforts while simultaneously continuing our phased remediation approach. Accordingly, we will prioritize the recalibration of controls over our continuing operations and our ERP upgrade as we continue our phased remediation approach.

As a result of the changes described above, management identified various immaterial errors, some of which were corrected during 2020. Other than the changes and improvements that occurred in the fourth quarter, which are included among the items discussed above, there have been no other changes in the Company’s internal control over financial reporting that occurred during the quarter ended December 31, 2020 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

In order to evaluate the effectiveness of internal control over financial reporting, under the direction of our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer (the “certifying officers”), we conducted an assessment using the criteria established in Internal Control – Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Based on this assessment, our certifying officers concluded that the Company’s internal control over financial reporting was not effective as of December 31, 2020 due to a material weakness in our control environment whereby the Company did not have a sufficient number of trained resources with expertise in technical accounting, internal control over financial reporting, and the design and implementation of information technology solutions to complete its remediation efforts.

As a result, we were unable to maintain effective information and communication processes, and did not have effective process-level control activities over the following areas:

•	Property, plant, and equipment and depreciation expense
•	Purchasing (current liabilities and operating expenses)

The control deficiencies described above created a reasonable possibility that a material misstatement to the consolidated financial statements would not be prevented or detected on a timely basis and therefore we concluded that the deficiencies represent material weaknesses in the Company’s internal control over financial reporting and our internal control over financial reporting was not effective as of December 31, 2020.

Management’s Remediation Plan

The Company is committed to making further progress in its remediation efforts during 2021. The following steps will continue to be executed until remediation of the material weaknesses is achieved:

•	Retain and train individuals with the appropriate skills and experience related to technical accounting, internal control over financial reporting, and the design and implementation of information technology solutions. Monitor and adjust resourcing as further assessments are completed.
•	Enhance information and communication processes through information technology solutions to ensure that information needed for financial reporting is accurate, complete, relevant and reliable, and communicated in a timely manner.
•	Strengthen project management over the design and implementation of information technology solutions to improve throughput.
•	Extend the successful implementation of our phased approach to remediation of control activities to property, plant, and equipment and depreciation expense and purchasing.
•	Report regularly to the audit committee on the progress and results of the remediation plan, including the identification, status, and resolution of internal control deficiencies.

Reports of the Independent Registered Public Accounting Firm

Our independent registered public accounting firm, KPMG LLP, audited the Company’s internal control over financial reporting as of December 31, 2020 based on the criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. KPMG evaluated and concurred with our disclosure of “Controls and Procedures” on Item 9A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including Management’s Report on Internal Control over Financial Reporting in which we assess and define our material weakness in internal control over financial reporting. Accordingly, and based upon its audit, KPMG expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

KPMG LLP also audited, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), the consolidated balance sheets of the Company as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement Schedule II – Valuation and Qualifying Accounts (collectively, the consolidated financial statements). KPMG’s report expressed an unqualified opinion on those consolidated financial statements.

Fair Presentation Not Affected

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. While hypothetical material misstatements could arise under our current control environment, no such material misstatements have, in fact arisen. As a result, it has not been necessary to restate our financial reports since December 31, 2016, when the Company’s ineffective internal control over financial reporting was first identified and reported.

Accordingly, notwithstanding our ineffective internal control over financial reporting, our consolidated financial statements as of and for the three year period ended December 31, 2020 are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles (“GAAP”).

Audit Committee Member Qualifications

Each of our director nominees standing for election at the annual meeting is eminently qualified and warrants reelection. This proxy statement contains detailed information about the qualifications of all of our directors and director nominees, including the members of our Audit Committee.

The Audit Committee members are Ms. Schultz, who is the Chair, Mr. Lam and Mr. Quaglio. Ms. Schultz is standing for reelection at the annual meeting. The Board of Directors has determined that all members of the Audit Committee are able to read and understand financial statements in accordance with Nasdaq listing rules and are “financially literate” in accordance with the Nasdaq listing rules and that all Audit Committee members are “audit committee financial experts” within the meaning of the SEC regulations and have financial sophistication in accordance with Nasdaq listing rules.

Audit Committee Oversight

The Audit Committee has been vigilant in its oversight of the Company’s financial reporting process generally and the remediation process specifically. This proxy statement discloses that the Audit Committee met ten times during 2020. During these meetings, the Audit Committee devoted considerable time to oversight of the Company’s ongoing financial reporting process, including review of the Company’s quarterly earnings reports and regular quarterly and annual SEC filings.

Because of the importance that the Audit Committee places on effective and sustainable remediation of the material weakness, the Audit Committee devotes a portion of its meeting agendas to discussions with management of our accounting function regarding remediation. During those meetings, management and the Audit Committee discuss, among other topics, the accounting function’s resources and structure, processes, information management systems, and priorities, and their impact on the remediation timeline. The remediation timeline is dependent upon the internal control impacts of the pending sale of our Wireless segment, potential strategic transactions, and necessary enterprise resource planning (ERP) system upgrades. While subject to change based on the outcomes of these events, and other potential unforeseen events, the Audit Committee supports management’s plan to target full remediation by the end of 2023.

PROPOSAL NO. 3

NON-BINDING VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and the SEC’s rules thereunder, the Board of Directors is asking shareholders to approve, in a non-binding vote, the Company’s named executive officer compensation as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to attract and retain the management talent needed to successfully lead our Company and increase shareholder value.

The Board urges shareholders to read the Compensation Discussion and Analysis beginning on page 18 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table appearing on page 23 and other related compensation tables and narratives of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

A vote on this resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors or the Company, nor will it create or imply any change in the fiduciary duties of the Board or the Compensation Committee. Although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.

The Company's current policy is to provide shareholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of shareholders. Accordingly, the next such vote is expected to occur at the 2022 annual meeting of shareholders.

The Board of Directors unanimously recommends that shareholders vote FOR the approval of the compensation of the Company’s named executive officers.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING OF 2022

Shareholders who intend to present proposals at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”), and who wish to have those proposals included in the Company’s proxy statement for the 2022 Annual Meeting, must ensure that those proposals are received at the Company’s principal executive offices located at 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary, no later than November 3, 2021. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2021 Annual Meeting.

In addition, the Company’s bylaws require that notice of proposals by shareholders to be brought before any annual meeting (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and included in the company’s notice of meeting) must be received by the Company’s Corporate Secretary at the address set forth above no more than 150 days prior to, and not fewer than 120 days before, the first anniversary of the 2021 annual meeting. The shareholder notice must comply with the information requirements set forth in the Company's bylaws. The provisions in the Company’s bylaws concerning notice of proposals by shareholders are not intended to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

OTHER MATTERS

The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Raymond B. Ostroski
Secretary

Dated: March 5, 2021

SHENTEL®
Always connected to you

SHENANDOAH TELECOMMUNICATIONS COMPANY
500 SHENTEL WAY
P.O. BOX 459
EDINBURG, VA 22824-0459

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SHEN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D31035-P48665 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SHENANDOAH TELECOMMUNICATIONS COMPANY

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:

1. Election Of Directors

Nominees:	For	Against	Abstain
1a. Thomas A. Beckett	☐	☐	☐
1b. Richard L. Koontz, Jr.	☐	☐	☐
1c. Leigh Ann Schultz	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

SHENTEL®
Always connected to you

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The NOTICE OF MEETING AND PROXY STATEMENT, ANNUAL REPORT AND SHAREHOLDER LETTER are available at www.proxyvote.com.

D31036-P48665

SHENANDOAH TELECOMMUNICATIONS COMPANY
Annual Meeting of Shareholders
April 20, 2021 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Tracy Fitzsimmons, Dale S. Lam and Thomas A. Beckett, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SHENANDOAH TELECOMMUNICATIONS COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, EDT on April 20, 2021, virtually at www.virtualshareholdermeeting.com/SHEN2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side